Exhibit 10.1

EXECUTION VERSION

San Cristóbal Mine

MANAGEMENT SERVICES AGREEMENT

among

MINERA SAN CRISTÓBAL, S.A.,

APEX METALS MARKETING GmbH

and

APEX SILVER MINES CORPORATION

Dated as of March 24, 2009

		Page

ARTICLE I
DEFINITIONS
1

1.1	Definitions	1

1.2	References	8

ARTICLE II
APPOINTMENT OF MANAGER AND OPERATING COMMITTEE
8

2.1	Appointment of Manager	8

2.2	Operating Committee	8

2.3	Purpose and Authority	9

2.4	Meetings	9

2.5	Program and Budget	10

2.6	Operational Matters	11

ARTICLE III
DESCRIPTION OF SERVICES
12

3.1	Services	12

3.2	Transition and Excluded Services	12

3.3	Freedom of Action	13

ARTICLE IV
COMPENSATION
13

4.1	Fees	13

4.2	Annual Fee	13

4.3	Reimbursable Expenses	13

4.4	Annual Incentive Fee	14

ARTICLE V
INTERRUPTION AND SUSPENSION
15

5.1	Notice Regarding Interruption in Operations	15

5.2	Company-Ordered Suspensions	15

5.3	Adjustments for Interruption in Operations and Company-Ordered Suspensions	16

i

(continued)

		Page

5.4	Compensation During Suspension	16

5.5	Suspension of Work by Manager	16

5.6	Right to Terminate for Extended Suspension	17

ARTICLE VI
CHANGES AND EMERGENCIES
17

6.1	Material Changes	17

6.2	Emergencies	18

ARTICLE VII
FORCE MAJEURE
18

7.1	Events of Force Majeure	18

7.2	Not Force Majeure	19

7.3	Notice Requirement	19

7.4	Performance Suspended	19

7.5	Adjustments as a Result of Force Majeure	19

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
20

8.1	Parties’ Representations	20

ARTICLE IX
OBLIGATIONS OF THE PARTIES
21

9.1	Covenants of Manager	21

9.2	Covenants of Company and AMM	22

ARTICLE X
SENIOR MANAGEMENT AND PERSONNEL
22

10.1	Senior Management	22

10.2	Personnel	23

ARTICLE XI
INDEMNIFICATION AND LIMITATION OF LIABILITY
23

11.1	Indemnification	23

(continued)

		Page

11.2	Claims of Indemnification	24

11.3	No Liability for Contractors’ Work	25

11.4	Limitation of Liability	25

ARTICLE XII
INSURANCE
25

12.1	Required Coverage	25

12.2	Term of Insurance	25

12.3	Modification of Insurance	26

12.4	Evidence of Insurance	26

12.5	Manager Insurance	26

ARTICLE XIII
TERM AND TERMINATION
26

13.1	Effectiveness	26

13.2	Term	26

13.3	Initial Period	26

13.4	Termination by Company	26

13.5	Termination by Manager	26

13.6	Termination upon Sale Liquidity Event	27

13.7	Effect of Termination	27

ARTICLE XIV
MISCELLANEOUS
28

14.1	Governing Law	28

14.2	Submission to Jurisdiction; Waiver of Jury Trial; Service of Process	28

14.3	Notices	29

14.4	Assignment	30

14.5	Further Assurances	30

14.6	Entire Agreement; Severability	30

14.7	No Waiver	30

14.8	Binding Effect	30

(continued)

		Page

14.9	Headings and Titles	30

14.10	No Partnership	30

14.11	Amendment; Counterparts	30

(continued)

Schedule A:	Sumitomo Representatives and Manager Representative

Schedule B:	Approval Authority

Schedule C:	Powers of Attorney

Schedule D:	Services

Schedule E(1):	Transition Services

Schedule E(2):	Excluded Services

Schedule F:	Air Transportation Expenses

Schedule G:	Annual Performance Targets

Schedule H:	Senior Management

Exhibit A:	Sumitomo Guarantee

v

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT is made as of the 24th day of March 2009, by and among Minera San Cristóbal, S.A., a Bolivian sociedad anónima (the “Company”), Apex Metals Marketing GmbH, a Gesellschaft mit beschränkter Haftung organized and validly existing under the Laws of Switzerland (“AMM”) and Apex Silver Mines Corporation, a Delaware corporation (the “Manager”).  Company, Manager and AMM are each referred to herein as a “Party” and, collectively, as the “Parties.”

Recitals

WHEREAS, Company owns and operates a silver, zinc and lead mine, known as the San Cristóbal Mine (the “Mine”), located in the San Cristóbal district, Potosí department, Bolivia, and related assets and infrastructure;

WHEREAS, Company is an indirect wholly-owned subsidiary of Sumitomo Corporation, a Japanese Corporation (“Sumitomo”), and Sumitomo shall be concurrently executing a parent guarantee with respect to Company’s and AMM’s obligations under this Agreement as a condition of the Parties to enter into this Agreement (the “Sumitomo Guarantee”) substantially in the form of Exhibit A hereto;

WHEREAS, Manager maintains a staff of highly skilled and experienced mining industry personnel;

WHEREAS, AMM is a metals marketing company affiliated with Company; and

WHEREAS, Company desires to avail itself of the expertise of Manager and its personnel in the management of the Project (as defined below) and in other areas related to the business of Company.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

Definitions

1.1           Definitions.  Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in this Section 1.1.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question.

“Agreement” means this Management Services Agreement together with the Schedules attached hereto, as the same may be amended, restated or modified from time to time.

“AMM” has the meaning ascribed thereto in the preamble hereof.

“Annual Incentive Fee” has the meaning ascribed thereto in Section 4.4(a).

“Annual Performance Targets” has the meaning ascribed thereto in Section 4.4(b).

“Bolivia” means the Republic of Bolivia.

“Business Day” means any day other than Saturday, Sunday, and a day on which banks in New York, New York, U.S.A. or Tokyo, Japan, are required or permitted to close.

“Closing Date” has the meaning ascribed thereto in the Purchase and Sale Agreement.

“Commodity Hedge Instrument” means any forward purchase, forward sale, put option, synthetic put option, call option, collar, or any other arrangement relating to commodities entered into by a Person to hedge such Person’s exposure to or to speculate on commodity prices.

“Company” has the meaning ascribed thereto in the preamble hereof.

“Company Controller” means the individual enumerated in Schedule A hereto.

“Company Indemnified Party” has the meaning ascribed thereto in Section 11.1(b).

“Contract” means any note, bond, indenture, debenture, security agreement, trust agreement, mortgage, lease, contract, license, franchise, permit, guaranty, joint venture agreement, or other agreement, instrument, commitment, or obligation, whether oral or written.

“Contract Year” means a consecutive twelve-month period during the Term from January 1 through December 31; provided, however that the first Contract Year shall commence on the Closing Date and end on December 31, 2009.

“Control” means the ability to direct or cause the direction (whether through the ownership of voting securities, by contract, or otherwise) of the management and policies of a Person or to control (whether affirmatively or negatively and whether through the ownership of voting securities, by contract, or otherwise) the decision of such Person to engage in the particular conduct at issue.  A Person shall be rebuttably presumed to control an Entity if such Person owns, directly or indirectly through one or more intermediaries, (a) sufficient shares of stock or other equity interests of such Entity to allow such Person, under ordinary circumstances, to elect or direct the election of a majority of the members of the board of directors or other governing body of such Entity or (b) shares of stock or other equity interests of such Entity representing, in the aggregate, more than 50% of the aggregate outstanding economic interests in such Entity.  The term “Controlled” has a meaning correlative to that of Control.

“Dispute Notice” has the meaning ascribed thereto in Section 4.4(e).

“End Date” means the end of seventy-eight (78) months after the Closing Date.

“Entity” means any sociedad anónima, sociedad de responsabilidad limitada, Aktiengesellshchaft, Gesellschaft mit beschränkter Haftung, privat aktiebolag, société à responsabilité limitée, corporation, exempted company limited by shares, general or limited partnership, limited liability company, joint venture, trust, association, unincorporated entity of any kind, or Governmental Authority.

“Equity Securities” means outstanding shares of capital stock of Company and shall not include either (x) loans or other securities which by their terms are convertible into shares of capital stock of Company or (y) loans or other securities which by their terms are not convertible into shares of capital stock of Company.

“Estatutos” means the estatutos sociales of Company, as hereafter amended, modified, supplemented, and restated.

“Excluded Services” has the meaning ascribed thereto in Section 3.2.

“Extended Program and Budget” means the Program and Budget for the prior Contract Year, adjusted for inflation.

“Fee” has the meaning ascribed thereto in Section 4.2.

“Force Majeure” has the meaning ascribed thereto in Section 7.1.

“Governmental Authority” means any domestic or foreign national, regional, or local, court, governmental department, commission, authority, central bank, board, bureau, agency, official, or other instrumentality exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Hedge Instrument” means (a) any currency swap agreement, option contract, future contract, option on futures contract, spot or forward contract, or other agreements to purchase or sell currency or any other arrangement entered into by a Person to hedge such Person’s exposure or to speculate on movements in rates of exchange of currencies; (b) any interest rate swap, option contract, futures contract, options on futures contract, cap, floor, collar, or any other similar hedging arrangements entered into by a Person to hedge such Person’s exposure to or to speculate on movements in interest rates; (c) Commodity Hedge Instrument; and (d) any other derivative transaction or hedging arrangement of any type or nature whatsoever that is the subject at any time of trading in the over-the-counter derivatives market.

“Indebtedness” means, without duplication, (a) all obligations created, issued, or incurred for borrowed money (whether by Loan, the issuance and sale of debt securities, or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such other Person); (b) all obligations to pay the deferred purchase price or acquisition price of property or services (other than accrued expenses and trade accounts payable incurred in the ordinary course of business that are not more than 90 days past due); (c) all obligations to pay money evidenced by a note, bond, debenture, or similar instrument; (d) the principal amount of all obligations under or in respect of leases capitalized in accordance with generally accepted accounting principles as used in the U.S.; (e) all reimbursement obligations in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions; (f) all payment obligations under any Hedge Instrument to the extent constituting a liability under generally accepted accounting principles as used in the U.S.; and (g) all obligations of another Person of the type listed in clauses (a) through (f) of this definition, payment of which is guaranteed by or secured by Liens on the property of such Person (with respect to Liens, to the extent of the value of property pledged pursuant to such Liens if less than the amount of such obligations).

“Indemnified Party” has the meaning ascribed thereto in Section 11.1(b).

“Indemnifying Party” means any Party required to provide indemnification pursuant to Article XI hereof.

“Initial Period” has the meaning ascribed thereto in Section 13.3.

“Initial Program and Budget” means that certain San Cristóbal Program and Budget, dated November 1, 2008, concerning the operation of the Project for the calendar year beginning January 1, 2009, and in effect until the subsequent Program and Budget becomes effective at the start of the Contract Year, as amended in accordance with this Agreement.

“Judgment” means any judgment, writ, order, decree, injunction, award, restraining order, or ruling of or by any court, judge, justice, arbitrator, or magistrate, including any bankruptcy court or judge, and any writ, order, decree, or ruling of or by any Governmental Authority.

“Law” means any national, regional, or local, or any foreign, statute, law, code, ordinance, rule, regulation, resolution, Judgment, regulatory agreement with a Governmental Authority, or general principle of common or civil law or equity.

“Lead Company Representative” has the meaning ascribed thereto in Section 2.2(d).  When reference is made in this Agreement to decisions or actions to be undertaken by Company, such reference should be understood to be to the Lead Company Representative.

“Lead Manager Representative” has the meaning ascribed thereto in Section 2.2(e).

“Legal Proceeding” means any private or governmental action, suit, complaint, claim, demand, arbitration, legal, or judicial or administrative proceeding or investigation, whether civil, criminal, or of any other nature.

“Lien” means any (a) security agreement, conditional sale agreement, or other title retention agreement; (b) lease, consignment, or bailment given for security purposes; and (c) lien, charge, restrictive agreement, prohibition against transfer, mortgage, pledge, legal privilege, option, encumbrance, adverse interest, security interest, claim, attachment, exception to or defect in title, or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights of way, restrictive covenants, leases, and Licenses granted to other Persons) of any kind, but excluding any of the foregoing created or imposed by or pursuant to this Agreement.

“Loan” means any lending of money, extending credit, or making advances to any Person by Company.

“Manager” has the meaning ascribed thereto in the preamble hereof.

“Manager Indemnified Party” has the meaning ascribed thereto in Section 11.1(a).

“Manager Representatives” has the meaning ascribed thereto in Section 2.2(a).

“Materials” means the materials, apparatus, parts and equipment that are by this Agreement to be procured, erected, installed or placed, or otherwise incorporated into the Project or regularly consumed during performance of the Project.

“Material Change” has the meaning ascribed thereto in Section 6.1(b)(i).

“Mine” has the meaning ascribed thereto in the recitals.

“Mining Contract” means that certain Open Pit Contract Mining Services Agreement, dated as of January 7, 2005, as amended by that certain First Amendment Open Pit Contract Mining Services Agreement, dated as of June 2, 2005, between Company and Washington Group Bolivia S.R.L and as further amended, restated or modified from time to time.

“MSC Board” means the Board of Directors of Company.

“Operating Committee” has the meaning ascribed thereto in Section 2.2(a).

“Operating Committee Chairman” has the meaning ascribed thereto in Section 2.2(c).

“Parties” or “Party” have the meanings ascribed thereto in the preamble hereof.

“Permitted Liens” means, with respect to any Person, the following: (a) Liens for taxes, assessments, or other governmental charges or levies not yet due and payable or that are being contested in good faith through appropriate proceedings diligently conducted and for which adequate reserves (as determined on the basis of generally accepted accounting principles as used in the U.S.) have been established; (b) Liens of carriers, warehousemen, mechanics, materialmen, and landlords incurred in the ordinary course of business; (c) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, legal privileges, leases, bank guarantees, letters of credit, and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and (d) purchase money security interests or Liens on property acquired or held by the applicable Person in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property.

“Person” means any natural person or Entity.

“Port Agreement” means that certain Construction and Port Services Agreement, dated as of September 1, 2003, as amended by that certain First Amendment to the Construction and Port Services Agreement, dated as of March 31, 2005, as further amended by that certain Second Amendment to the Construction Port Services Agreement, dated as of December 16, 2005, between Company and Puerto de Mejillones, S.A. and as further amended, restated or modified from time to time.

“Power Purchase Agreement” means that certain Power Purchase Agreement, dated March 14, 2008, between Company and Empresa Eléctrica Valle Hermoso S.A. and as amended, restated or modified from time to time, and that certain Power Purchase Agreement, dated March 14, 2008, between Company and Compañia Boliviana de Energía Eléctrica S.A. Bolivian Power Company Limited and as further amended, restated or modified from time to time.

“Program and Budget” has the meaning ascribed thereto in Section 2.5.

“Project” means the operation by MSC of the San Cristóbal open pit silver, zinc and lead mine and processing facilities located in the Potosí Department, Bolivia, the mining and processing of silver bearing zinc and lead ores to recover silver, zinc and lead concentrates and related infrastructure (including, but not limited to, rail transportation, power transmission, and port facilities), the exploration and development activities related thereto, and the transportation, marketing, and sale of the products thereof and other activities reasonably ancillary thereto.

“Project Area” means the concessions and other properties on which the Services are to be executed or carried out as identified in Item 3 on Section 3.3 of the Apex Disclosure Schedule to the Purchase and Sale Agreement.

“Project Contracts” means the Mining Contract, the Rail Contract, the Port Agreement, the Transmission Line Agreement, the Power Purchase Agreements, the Tire Contract and any other such agreement entered into by Company with respect to the Project.

“Project Contractor” means the counterparties to the Project Contracts.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement entered into as of January 12, 2009, by and among Apex Silver Mines Limited, Apex Luxembourg S.Á.R.L., Apex Silver Mines Sweden AB, Manager, ASC Bolivia LDC, Sumitomo and SC Minerals Aketiebolag, as amended, restated or modified from time to time.

“Rail Contract” means that certain Transportation Agreement, dated as of March 15, 2005, between Company and Antofagasta Railway Company PLC, as amended, restated or modified from time to time.

“Reimbursable Expenses” has the meaning ascribed thereto in Section 4.3(a).

“Reviewing Accountant” has the meaning ascribed thereto in Section 4.4(g).

“Sale Liquidity Event” means any transaction or series of transactions resulting in the sale or transfer, whether direct or indirect, by Sumitomo and/or any Sumitomo Affiliate to any Person or Persons that is or are not a Sumitomo Affiliate (x) of an aggregate amount of Equity Securities of Company that results in Sumitomo’s Percentage of all Equity Securities immediately after such sale or transfer being less than eighty percent (80%) or (y) that results in such Person or Persons obtaining the power (whether or not exercised) to elect a majority of the board of directors (or similar governing body) of Company.

“Secretary” has the meaning ascribed thereto in Section 2.2(f).

“Senior Management” has the meaning ascribed thereto in Section 10.1(a).

“Services” has the meaning ascribed thereto in Section 3.1.

“Significant Operational Matter” has the meaning ascribed thereto in Section 2.6(c).

“Subcontractor” means any Person or Entity, including, but limited to, suppliers of Materials and, that provides services or Materials for part of the Project under a contractual agreement with a Project Contractor.

“Sumitomo” has the meaning ascribed thereto in the recitals.

“Sumitomo Affiliate” means any Entity Controlled by Sumitomo.

“Sumitomo Guarantee” has the meaning ascribed thereto in the recitals.

“Sumitomo Representatives” has the meaning ascribed thereto in Section 2.2(a).

“Sumitomo’s Percentage” means the percentage of Company’s outstanding Equity Securities, based on the voting power thereof, owned by Sumitomo and its Affiliates on (or immediately before or after, as applicable) the date of a Sale Liquidity Event or the End Date, as applicable.

“Term” has the meaning ascribed thereto in Section 13.2.

“Tire Contract” means that certain Tire Supply Agreement, dated as of July 7, 2008, between Company and Prove SRL, as amended, restated or modified, from time to time.

“Transmission Line Agreement” means that certain Power Line Construction and Transmission Agreement, dated as of January 14, 2005, as amended by that certain First Amendment to Power Line Construction and Transmission Agreement, dated as of March 14, 2005, as further amended by that certain Second Amendment to Power Line Construction and Transmission Agreement, dated as of August 29, 2005, among Company, Ingelec S.A., Ingelec Transportadora de Electricidad S.A., Ingelec Electricity Transportation Investments, Corp., and San Cristóbal Transportadora de Electricidad, S.A. and as further amended, restated or modified from time to time.

“Transition Phase” has the meaning ascribed thereto in Section 3.2.

“Transition Services” has the meaning ascribed thereto in Section 3.2.

“VAT” has the meaning ascribed thereto in Section 4.1.

“VPGM” has the meaning ascribed thereto in Section 10.1(a)

1.2           References.  (a)  All references in this Agreement to Exhibits, Schedules, Articles, Sections, Subsections, and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, Subsections, and other subdivisions of this Agreement unless expressly provided otherwise.

(b)           The words “this Agreement,” “herein,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section” and “this Subsection” and similar phrases refer only to the Sections or Subsections in which the phrase occurs.  The use herein of the words “include” or “including” when following any general statement, term or matter should not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not limiting language is used with reference thereto, but rather should be deemed to refer to all other matters that fall within the broadest scope of the general statement, term or matter.  The word “or” is not exclusive.  Pronouns in masculine, feminine, and neuter gender shall be construed to include any other gender.  Words in the singular form shall be construed to include the plural, and words in the plural form shall be construed to include the singular, unless the context otherwise requires.

Article II

Appointment of Manager and Operating Committee

2.1           Appointment of Manager.  On the terms and conditions herein stated, Company engages Manager to provide the Services described in this Agreement in connection with the organization, management, coordination and operation of the Project.  Manager accepts such engagement pursuant and subject to the terms and conditions of this Agreement.

2.2           Operating Committee.  (a) Establishment.  Company shall establish an operating committee for the Project (the “Operating Committee”), which shall operate under the supervision of the MSC Board.  The Operating Committee shall consist of one or more representatives of Sumitomo (and one or more alternates therefor selected from time to time by written notice) (the “Sumitomo Representatives”) and one or more representatives of Manager (and one or more alternates therefor selected from time to time by written notice) (the “Manager Representatives”).  The Sumitomo Representatives shall include the Operating Committee Chairman.  The Manager Representatives shall include the Lead Manager Representative and other members consisting of the VPGM and the Company Controller.  The Parties further acknowledge and agree that the Sumitomo Representatives and Manager Representatives as of the Closing Date shall be as listed on Schedule A hereto; provided that each of Sumitomo and Manager shall have the right in its sole discretion to change its respective representatives from time to time and whenever it believes such change is necessary or appropriate.

(b)           Voting.  The Sumitomo Representatives have full voting authority and the Manager Representatives have none.  However, the Manager Representatives shall be entitled to state their agreement with or objection to Operating Committee decisions and, if so stated, such agreement or objection shall be included in the minutes of the meetings of the Operating Committee.

(c)           Operating Committee Chairman.  The chairperson of the Operating Committee (the “Operating Committee Chairman”) shall be appointed by Sumitomo from the Sumitomo Representatives and shall have duties as shall be determined by the Operating Committee.  The initial Operating Committee Chairman shall be as set forth on Schedule A.

(d)           Lead Company Representative.  The lead representative of Company (the “Lead Company Representative”) shall be the direct contact between Company and Manager and the Lead Manager Representative on all issues relating to the performance of the Services for the Project and any related issues pursuant to the terms of this Agreement through which Company must communicate with Manager or related to any matter by which Manager needs to communicate with Company.  The initial Lead Company Representative shall be as set forth on Schedule A and may be changed at the sole discretion of Company from time to time upon written notice to Manager.

(e)           Lead Manager Representative.  The lead representative of Manager  (the “Lead Manager Representative”) shall be the direct contact with the Lead Company Representative on all issues relating to the performance of the Services for the Project and any related issue pursuant to the terms of this Agreement through which Company must communicate with Manager or related to any matter by which Manager needs to communicate with Company.  The initial Lead Manager Representative appointed by Manager shall be Mr. Terry Owen and may be changed at the sole discretion of Manager from time to time upon written notice to Company.

(f)            Secretary.  The secretary of the Operating Committee (the “Secretary”) shall be designated by the Manager Representatives from time to time and the Secretary’s powers shall be limited to promptly and clearly recording and entering into the records of Company the minutes of the meetings of the Operating Committee.

2.3           Purpose and Authority.  The Operating Committee shall review and adopt Programs and Budgets and shall recommend such Programs and Budgets to Company for its consideration and approval.  Except as set forth in the preceding sentence, the sole purpose of the Operating Committee shall be to provide a forum for the Sumitomo Representatives and the Manager Representatives to meet and communicate, in accordance with Section 2.4(a) and (b) below, in order to discuss and exchange information, ideas and opinions with respect to the operation and management of the Project.

2.4           Meetings.  (a)  Regular meetings of the Operating Committee shall be held at least once every calendar quarter in person, at such times and places as the Operating Committee Chairman and the Lead Manager Representative agree.  Regular meetings shall be held in a location reasonably convenient to all the representatives on such Committee in any of Denver, Colorado, U.S.A., New York, New York, U.S.A., La Paz, Bolivia or Tokyo, Japan, unless the Operating Committee Chairman and Lead Manager Representative otherwise agree.  The Operating Committee Chairman or his designee shall give at least fourteen (14) days advance notice of regular meetings by facsimile, email or telephone unless otherwise agreed or waived by the Operating Committee Chairman and the Lead Manager Representative.  Delivery of notice by electronic transmission via email with a notation in the subject line “MSC Operating Committee – Formal Notice” shall be effective.

(b)           Special meetings of the Operating Committee may be called by the Operating Committee Chairman on his or her own initiative and shall be called if requested by the Lead Manager Representative.  The Operating Committee Chairman or his designee shall give at least three (3) Business Days advance notice of special meetings unless otherwise agreed by the Operating Committee Chairman and the Lead Manager Representative, provided that in the case of emergency the Operating Committee shall meet as soon as practicable.  Notice of special meetings shall be given by facsimile, email or telephone.  Delivery of notice by telephone or by electronic transmission via email with a notation in the subject line “MSC Operating Committee — Formal Notice” shall be effective.

(c)           Representatives on the Operating Committee and alternate representatives may participate in the Operating Committee’s regular and special meetings through telephone conference calls, videoconferences, or any other technological means available.  One or more individuals and other necessary personnel may accompany any representative to any meetings of the Operating Committee.  The Secretary shall cause minutes of such meetings to be recorded promptly and clearly and entered into the records of Company.

(d)           Any action required or permitted to be taken at any meeting of the Operating Committee may be taken without a meeting, if prior to such action a written consent thereto is signed by at least one Sumitomo Representative and notice of such consent is promptly provided to a Manager Representative, and such written consent is filed with the minutes of proceedings of the Operating Committee.

(e)           The establishment of the Operating Committee and the appointment of Manager to perform the Services hereunder shall in no way limit the right of Company or the MSC Board to be the sole arbiter of Company’s affairs and have sole authority to appoint Company’s officers.

2.5           Program and Budget.

(a)           Initial Program and Budget.  The Initial Program and Budget for the calendar year commencing January 1, 2009, has been approved by Company.  The Initial Program and Budget may be amended, modified, and revised from time to time by Manager, subject to consideration and approval by Company.

(b)           Subsequent Programs and Budgets.  (i)  For each Contract Year beginning with the Contract Year commencing on January 1, 2010, a proposed program and budget (the “Program and Budget”) shall be prepared by Manager and submitted to the Operating Committee at least forty five (45) days prior to the start of such Contract Year.  Unless otherwise agreed by the Operating Committee, each such proposed Program and Budget shall cover a five-year period, with the first year of such Program and Budget containing monthly projections and the subsequent four years of such Program and Budget containing annual projections.

(ii)           Manager may revise, clarify or amend the proposed Program and Budget, subject to consideration and approval by Company.

(iii)          Company shall approve each proposed Program and Budget, with any approved revisions, clarifications or amendments, no later than thirty (30) days prior to the period to which such proposed Program and Budget applies.

(iv)          In the event that the Program and Budget is not approved by Company within the timeframe set forth in Subsection (iii) above, Manager shall operate the Project and perform its obligations hereunder pursuant to the Extended Program and Budget until a new Program and Budget is so approved.

(c)           Company Modifications.  Company (in consultation with Manager) may amend, modify or revise the Initial Program and Budget or any subsequent Program and Budget to reflect such changes that in Company’s reasonable judgment may be necessary for the Project.

2.6           Operational Matters.  (a)  Manager shall have the authority, subject to the limitations and in the manner set forth herein, to operate the Project and perform its obligations hereunder substantially in accordance with the then-current Program and Budget approved by Company, and senior employees of Manager shall have the authority to commit Company to incur authorized expenditures in respect of the operation of the Project and performance of the obligations hereunder subject to monetary limitations in accordance with Schedule B hereto as specified by Sumitomo in consultation with Manager prior to the Closing Date, provided that Manager and its senior employees shall be granted sufficient authority for the execution of the Programs and Budgets as approved by Company, including operations and production, procurement, general and personnel management and contract execution and for the performance of the Services for the Project in accordance with the terms and conditions of this Agreement.  Company shall have the right in its sole discretion to modify or amend Schedule B or otherwise limit or place conditions upon the discretionary powers and authority granted to Manager under this Agreement at any time and from time to time; provided that all such modifications or amendments shall be done in consultation with Manager; and provided further that upon the effectiveness of such modification or amendment, Manager and its employees shall continue to have sufficient authority for the execution of the Programs and Budgets as approved by Company and Manager’s performance of the Services hereunder.

(b)           To perform its duties under this Agreement, Company shall grant and maintain certain powers of attorney specified in Schedule C hereto as specified by Sumitomo in consultation with Manager prior to the Closing Date, provided that the powers of attorney shall be sufficient for the execution of the Programs and Budgets as approved by the Company, including operations and production, procurement, general and personnel management and contract execution and for the performance of the Services for the Project in accordance with the terms and conditions of this Agreement.  Company retains the right to revoke any power of attorney granted hereunder, provided that in the event that a power of attorney is revoked by Company, Manager shall cause each attorney in fact to continue to perform its functions and duties pursuant and subject to the terms of this Agreement, except for those functions or duties which Company may have notified each attorney in fact in writing are not to be exercised upon the adoption of the revocation resolution by Company pursuant to Company’s Estatutos.  Unless this Agreement has been terminated pursuant to Article XIII, Company shall consult with Manager to provide substitute powers of attorney promptly such that Manager shall have sufficient authority for the execution of the Programs and Budgets for the performance of the

Services hereunder.  Any substitute powers of attorney granted by Company are subject to the terms and conditions of this Agreement.

(c)           Prior to the Closing Date, Sumitomo, in consultation with Manager, shall determine the criteria for certain important acts, expenditures, decisions, and obligations made or incurred by or on behalf of Company (each, a “Significant Operational Matter”) for which Manager must obtain the prior written approval of Company, including but not limited to: (i) entering into any Contract that exceeds an amount as to be agreed upon by the Parties prior to the Closing Date or is not contemplated by the then-applicable Program and Budget; (ii) incurring any operating expenditure or series of related operating expenditures in any calendar year that exceeds an amount as to be agreed upon by the Parties prior to the Closing Date or is not contemplated by the then-applicable Program and Budget; (iii) incurring any capital expenditure or series of related capital expenditures in any calendar year that exceeds an amount as to be agreed upon by the Parties prior to the Closing Date or is not contemplated by the then-applicable Program and Budget; (iv) incurring any expenditure or series of expenditures relating to exploration by Company in any calendar year that exceeds an amount as to be agreed upon by the Parties prior to the Closing Date not otherwise included in the Program and Budget for that year; (v) commencing legal action with respect to any litigation or arbitration matter or claim pursuant to the terms as to be agreed upon by the Parties prior to the Closing Date and (vi) entering into any formal collective bargaining agreement with a labor union.  Such criteria shall be amended or modified from time to time by Company in its sole discretion, provided that the authority granted to Manager shall always be sufficient for the execution of the Programs and Budgets as approved by Company, including operations and production, procurement, general and personnel management and contract execution for the performance of the Services for the Project in accordance with the terms and conditions of this Agreement.

Article III

Description of Services

3.1           Services.  Manager shall provide management, technical, operating, administrative and support services reasonably required for the operation of the Project during the term of this Agreement, as described in Schedule D to this Agreement, including but not limited to (a) Project Area management, (b) accounting and tax services and reports, (c) information technology support services, (d) technical support services, (e) environmental, health and safety and water support services, (f) commercial contract management and (g) local community relations (collectively, the “Services”).  The Services shall be for, contracted by and conducted in the name of and for the benefit of Company.

3.2           Transition and Excluded Services.  For the three (3) month period following the Closing Date (the “Transition Phase”), Manager shall provide the additional services (the “Transition Services”), as described in Schedule E(1) to this Agreement. The Services and the Transition Services shall not include the services listed on Schedule E(2) (the “Excluded Services”), and Manager shall not be under any duty to provide or have any liability for the Excluded Services.

3.3           Freedom of Action.  This Agreement shall in no way prohibit Manager or any of its partners or Affiliates or any director, officer, partner, agent or employee of Manager or any of its partners or Affiliates from engaging in other activities, whether or not directly or indirectly in competition with any business of Company or any of its respective subsidiaries or Affiliates.

Article IV

Compensation

4.1           Fees.  In consideration for Manager’s performance of the Services and Transition Services, Company shall pay to Manager for the performance of the Services a Fee, of which a portion shall be paid by AMM for the Transition Services, and an Annual Incentive Fee and shall reimburse Manager for Reimbursable Expenses as set forth below.  The Fee, Annual Incentive Fee and Reimbursable Expenses are exclusive of any and all value-added taxes (“VAT”), import and/or customs taxes, duties or fees and any other withholding taxes.  Therefore, unless otherwise agreed by the Parties, Company shall pay directly to the Bolivian Governmental Authorities any and all VAT, import and/or custom taxes, duties and fees and any other withholding taxes assessed in connection with the Services.  Company shall promptly reimburse Manager for the amount of any VAT, import and/or custom taxes, duties and fees paid to Bolivian Governmental Authorities and any other withholding taxes in accordance with the invoicing and reimbursement procedures set forth in Section 4.2.

4.2           Annual Fee.  (a)  Company shall pay Manager an annual fee equal to US$9,500,000 (the “Fee”).

(b)           The Fee shall accrue from and after the Closing Date.  Manager shall invoice Company for the Fee fifteen (15) days before the beginning of each quarter and such Fee shall be payable by Company quarterly, on the first day of such quarter; provided, however, that the first installment of such quarterly payment shall not require an invoice and shall be paid by Company on the later of (i) the Closing Date and (ii) April 6, 2009.  The Fee payable for any period of less than a full calendar quarter shall be the prorated portion thereof for the actual number of days elapsed in such partial calendar quarter.

4.3           Reimbursable Expenses.

(a)           Company or AMM shall reimburse Manager for the following expenses incurred by Manager in connection with the performance of the Services (collectively, the “Reimbursable Expenses”) as described below:

(i)            Company shall reimburse Manager for any Project or operating cost paid on behalf of Company and which payment has been approved by Company in advance or is made in accordance with the current Program and Budget.

(ii)           AMM shall reimburse Manager for (A) reasonable out-of-pocket third party expenses incurred with respect to Transition Services and (B) the reasonably allocable cost (without markup) of Manager employees providing Transition Services that are paid by Manager.

(iii)          Company shall reimburse such other expenses as may be agreed upon from time to time by Manager and Company.

(iv)          Company shall reimburse certain expenses relating to air transportation as identified on Schedule F to this Agreement as specified by Sumitomo and Manager prior to the Closing Date.

(b)           Manager shall invoice Company or AMM as relevant in advance for an estimate of Reimbursable Expenses for each month and will include in such invoice any adjustments for Reimbursable Expenses not included in a previous month’s invoice or to correct Reimbursable Expenses included in a previous month’s invoice to actual amounts.  On the first business day of each month, Manager shall present Company or AMM as relevant with an invoice in reasonable detail that contains the following: (i) an estimate of Reimbursable Expenses for the current month (subject to the limitation described in the previous sentence), (ii) actual Reimbursable Expenses from preceding months that were not included as estimates in the invoices for any preceding month and (iii) positive or negative adjustments, as the case may be, for estimated Reimbursable Expenses from any previous month to reflect actual amounts incurred.  The invoice for Reimbursable Expenses will be payable by Company or AMM within thirty (30) days following receipt.

(c)           Manager shall establish and maintain adequate accounting, management information, and cost accounting systems that identify all Reimbursable Expenses.

4.4           Annual Incentive Fee.  (a)  At the end of each Contract Year, Manager shall be entitled to receive an incentive (the “Annual Incentive Fee”) from Company based on performance factors.

(b)           The annual performance targets for the initial Contract Year are as set forth in and calculated in accordance with Schedule G of this Agreement, as specified by Sumitomo in consultation with Manager prior to the Closing Date (the “Annual Performance Targets”).  For each subsequent Contract Year, Manager shall propose Annual Performance Targets in conjunction with the Program and Budget in accordance with Section 2.5(b), to be approved by Company at the time that the Program and Budget for such year is approved.

(c)           The Annual Incentive Fee for any Contract Year shall not exceed US$1,500,000; provided, however, that the Annual Incentive Fee for the first Contract Year, which period ends on December 31, 2009, shall not exceed US$1,125,000.

(d)           Within forty-five (45) days after the end of each Contract Year, Manager shall present to Company its calculation of the Annual Incentive Fee.  Company shall have thirty (30) days to respond to Manager after it has received Manager’s calculation of the Annual Incentive Fee.  Delivery of the Annual Incentive Fee calculation by Manager and response by Company to Manager may be made by electronic transmission via email with a notation in the subject line “MSC Annual Incentive Fee — Formal Notice of Calculation” and shall be effective, provided that such communication be followed by facsimile transmission within three (3) Business Days after the delivery of such electronic communication.

(e)           Unless within thirty (30) days after the delivery to Company of the Annual Incentive Fee calculation, Company delivers to Manager a notice setting forth, in reasonable detail, any dispute as to the Annual Incentive Fee and the basis for such dispute (a “Dispute Notice”), the Annual Incentive Fee shall be deemed accepted by Company.

(f)            All undisputed amounts to be paid pursuant to this Section 4.4 shall be paid by Company within thirty (30) days after delivery by Manager to Company of its calculation of the Annual Incentive Fee in accordance with the current Annual Performance Targets.

(g)           For fifteen (15) days after delivery of a Dispute Notice, Company and Manager shall endeavor in good faith to resolve by mutual agreement all matters in the Dispute Notice. If the Parties are unable to resolve any matter in the Dispute Notice within such fifteen (15) day period, Company and Manager shall engage Deloitte & Touche, an independent registered public accounting firm, as the “Reviewing Accountant” (if such accounting firm is unable or unwilling to serve as the Reviewing Accountant, the parties shall, within ten (10) days after the end of such thirty-day period, agree on an alternate internationally recognized independent accounting firm) (the “Reviewing Accountant”) for resolution of the disputed matter(s).

(h)           Company and Manager shall instruct the Reviewing Accountant to resolve the disputed matters as promptly as practicable.  Company and Manager shall cooperate with each other and the Reviewing Accountant in connection with the matters set forth in this Section 4.4(h), including by furnishing such information as may be reasonably requested and shall afford the other Parties the opportunity to participate in all communications with the Reviewing Accountant.  The Reviewing Accountant’s determination shall be final and binding on both Company and Manager, and judgment on such determination may be entered in any court of competent jurisdiction.  The costs and expenses of the Reviewing Accountant will be shared equally by Company and Manager.

Article V

Interruption and Suspension

5.1           Notice Regarding Interruption in Operations.  It shall be Manager’s responsibility to anticipate, wherever reasonably possible, all potential sources of interruption to operations at the Mine and to advise Company in respect thereto and to take appropriate action to limit such interruptions, where reasonably possible.

5.2           Company-Ordered Suspensions.  Company may, at its sole option, by providing reasonable prior written notice to Manager, suspend at any time all or a portion of the operations of the Project.  Such suspension order shall designate the amount and type of activities to be suspended.  Company may provide verbal notice of the suspension order to Manager in an urgent situation; provided that Company shall deliver a written notice of such suspension to Manager within twenty-four (24) hours thereafter.  Upon receipt of any such suspension order, Manager shall, unless the notice requires otherwise:

(i)            order discontinuation of activities at the Project on the date and to the extent specified in the notice;

(ii)           place no further orders with respect to activities of the Project, other than to the extent required in the notice;

(iii)          promptly make every reasonable effort to obtain suspension upon reasonable terms satisfactory to Company of all orders, contracts, subcontracts and rental or lease agreements entered into by Manager or otherwise supervised or managed by Manager to the extent required in the notice;

(iv)          confer with Company regarding measures to mitigate the effects of the suspension; and

(v)           use its reasonable commercial efforts to minimize costs associated with suspension.

5.3           Adjustments for Interruption in Operations and Company-Ordered Suspensions.  Upon the occurrence of any interruption in operations or Company-ordered suspension, the Program and Budget shall be appropriately adjusted based on amendments prepared by Manager and approved by Company.

5.4           Compensation During Suspension.  During any interruption in operations or Company-ordered suspension or other suspension or delay, Manager shall continue to be paid the Fee and reimbursed for Reimbursable Expenses, as applicable, in accordance with Article IV hereof for a period of ninety (90) days following such interruption, suspension or delay, without regard to whether any interruption, suspension or delay is a result of Company’s decision, Force Majeure, strike or other labor disturbance not contemplated under Article VII, temporary shutdown or any and all other cause of such interruption or suspension.  After a period of ninety (90) days following such interruption, suspension or delay, either Company or Manager may request an equitable increase or decrease in the Fee by providing written notice of such request to the other party.  In the case of any dispute related to the adjustment of the Fee, the objecting party shall deliver to the other party a Dispute Notice with such detail as described in Section 4.4(e) and shall follow the procedures to resolve such dispute in good faith as described above in Sections 4.4(g) and 4.4(h).  For the avoidance of doubt, Manager shall not be entitled to be paid an Annual Incentive Fee or any portion thereof with respect to such interruption period.

5.5           Suspension of Work by Manager.

(a)           Right to Suspend or Terminate for Failure to Pay.  If Company fails to pay Manager any undisputed amount due under this Agreement within ten (10) Business Days after the expiration of the time within which payment is to be made, Manager may terminate this Agreement, in each instance after giving not less than seven (7) days prior notice to Company.  Such action shall not prejudice Manager’s rights to payment under Article IV hereof.

(b)           Resumption Upon Cure.  If Manager suspends or reduces the Services and Company subsequently pays the entire undisputed amount due (prior to Manager’s termination of the Agreement in accordance with Section 5.5(a) above), Manager’s right to terminate this

Agreement shall lapse in respect of such delayed payments, and Manager shall resume normal working as soon as is reasonably possible.

5.6           Right to Terminate for Extended Suspension.  In the event of a suspension ordered by Company lasting more than ninety (90) consecutive days, Manager shall have the right to terminate this Agreement, provided that such termination shall not prejudice Manager’s rights to payment under Section 13.7(i) (but subject to Section 5.4 above) and (ii) hereof.

Article VI

Changes and Emergencies

6.1           Material Changes.  (a)  Manager and Company acknowledge that the stated scope of work is descriptive and not necessarily definitive, and that the prudent management of the Project may require changes of a major or minor scope to the Services otherwise described herein.

(b)           Either Manager or Company, in its sole discretion, shall have the right to request changes to the Services.

(i)            A change shall not be deemed a material change unless such change involves a significant change in operations from those currently envisioned, which could include, but not be limited to, an expansion of the plant, an interruption of the Project, a Company-ordered suspension or the removal of a Project Contractor (each, a “Material Change”).

(ii)           In the event that a change is not a Material Change, no adjustment shall be made to the Fee and the change in Services shall be deemed to be automatically included in the scope of work.

(iii)          In the event that a change is a Material Change, such change shall be deemed a change in the scope of the Services and the Fee and Reimbursable Expenses shall be increased accordingly, if Company determines an increase to be appropriate in accordance with Section 6.1(c) below.

(c)           Manager shall make requests for adjustments to the Fee as follows:

(i)            As soon as possible but not more than fifteen (15) days after becoming aware of the necessity of a Material Change, Manager shall give notice to Company of the nature of Material Change and the anticipated ramifications of such Material Change;

(ii)           Within fifteen (15) days of giving notice of the Material Change, if Manager is of the opinion that a claim for an adjustment of the Fee is justified, it shall make such a claim in writing to Company giving details of the proposed adjustment and all other relevant facts;

(iii)          Manager and Company shall discuss the claim in good faith as soon as possible and may seek further evidence as may be required to confirm the details of the claim; and

(iv)          Within ten (10) days after the receipt of all the information that is reasonably necessary, Company shall notify Manager of any adjustment it agrees to be appropriate under the provisions of this Article VI.  In determining the appropriate adjustment, Company is authorized to take into consideration any reasonable alterations in the method or manner of performance of the Services.

(d)           Unless Manager has applied for an adjustment within the period and in the aforesaid manner and unless and until Company has adjusted the Fee, as applicable, Manager shall not be entitled to additional compensation.

(e)           In the case of any dispute related to the adjustment of the Fee, Manager shall deliver to Company a Dispute Notice with such detail as described in Section 4.4(e), and shall follow the procedures in good faith described above in Sections 4.4(g) and 4.4(h).

6.2           Emergencies.  (a)  Notwithstanding anything to the contrary under this Agreement, in case of emergency or to comply with applicable Law or any requirement of a Governmental Authority, Manager may take any action and make any expenditures it deems necessary to protect life, limb, or property, or to protect and maintain the business and assets of Company from imminent material economic loss.

(b)           Manager shall notify Company promptly of any emergency of the type set forth in Subsection (a) above and advise of the actions taken or proposed to be taken and its best current estimate of the expenses incurred or to be incurred to address such emergency.

Article VII

Force Majeure

7.1           Events of Force Majeure.  For purposes of this Agreement, “Force Majeure” shall mean any of the following acts, events or causes occurring without the fault or negligence of the Party claiming it:

(a)           acts of God, perils of the sea, accidents of navigation, war, sabotage, acts of terrorism, riot, insurrection, civil commotion, national emergency (whether in fact or law), martial law or blockade;

(b)           expropriation, prohibition, intervention, requisition or embargo by legislation, regulation, decree or other legally enforceable order of any competent authority (including any court of competent jurisdiction);

(c)           earthquakes, floods, fire, volcanic activity, drought, entrapped gases or other physical disasters, and unusually adverse weather conditions outside of those that can reasonably be anticipated;

(d)           loss of essential services or utilities supplied by third parties;

(e)           strikes or labor actions that are caused by or related to political disputes or disputes, including labor disputes regarding employees of any Project Contractors or other Subcontractors; or

(f)            any other action that presents immediate physical danger to Manager’s employees.

7.2           Not Force Majeure.  Financial inability of Company, Manager, AMM or Sumitomo shall not be considered Force Majeure.

7.3           Notice Requirement.  If any of the Parties is or reasonably expects to be prevented from performing any of its obligations under this Agreement as a result of Force Majeure, it shall promptly notify the other Parties of the nature of the Force Majeure and likely duration of the disability resulting therefrom.

7.4           Performance Suspended.  (a)  Upon giving the above notice of the nature of the Force Majeure and the likely duration of the resulting disability, each of Manager and Company may immediately request a consultation with the other party in order to reach agreement as to the best way to deal with the situation.  Manager shall be excused from its obligations hereunder to the extent prevented by Force Majeure, provided that:

(i)            the suspension of performance is of no greater scope and of no longer duration than is required by the condition or event of Force Majeure;

(ii)           Manager proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Parties describing actions taken to end the non-performance due to the condition or event of Force Majeure;

(iii)          Manager shall use its commercially reasonable efforts to continue to perform its obligations under this Agreement and to minimize any adverse effects of such event of Force Majeure; and

(iv)          as soon as Manager is able to resume performance of its obligations under this Agreement, Manager shall give Company written notice to that effect,

provided that, this provision shall not excuse or release Manager from obligations due or performable, or compliance required, under this Agreement prior to the occurrence of Force Majeure or obligations not affected by the event of Force Majeure.

(b)           Unless any agreement is reached to the contrary, the Parties shall bear their own costs arising out of any Force Majeure.

7.5           Adjustments as a Result of Force Majeure.  Nothing in this Article VII shall excuse a Party from any of its payment obligations hereunder.  However, if the event of Force Majeure materially alters the scope of Services to be performed, requires a Material Change to the Services or materially alters Manager’s costs to perform the Services, Manager and Company shall equitably increase or decrease the Fee to account for such changes in accordance with Section 6.1.

Article VIII

Representations and Warranties

8.1           Parties’ Representations.  Each of the Parties represents and warrants to each other Party that as of the Closing Date:

(a)           it is duly incorporated or registered and validly existing under the Laws of the jurisdiction in which it was formed;

(b)           it has full power and authority and possesses all licenses, permits and authorizations necessary to conduct its business, to own its properties and perform its obligations under this Agreement;

(c)           it has financial capabilities and the means to perform its obligations under this Agreement and under any agreement or instrument entered into by it pursuant to or in connection with this Agreement;

(d)           the execution, delivery and performance of its respective obligations under this Agreement has been duly authorized, executed and delivered by all necessary corporate action and is a valid, legal and binding obligation of the Party, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws of general application affecting the rights of creditors;

(e)           neither the execution nor the delivery by such Party of this Agreement nor the performance by that Party if its obligations hereunder:

(i)            conflicts with, violates, or results in a breach of any Law applicable to such Party;

(ii)           conflicts with, violates or results in a breach of any term or condition of any judgment, decree, agreement or instrument to which the Party is a party or by which that Party or any of its properties or assets are bound, or constitutes a default under any such judgment, decree, agreement or instrument; or

(iii)          violate any provision of its organizational documents.

(f)            no approval, authorization, order or consent of, or declarations, registration or filing with, any Governmental Authority is required for the valid execution, delivery and performance by that Party of this Agreement, except such as have been duly obtained or made; and

(g)           there is no action, suit or proceeding before or by any court or Governmental Authority or, to the best of the Party’s knowledge, threatened against that Party, or its Affiliates, which is likely to result in an unfavorable decision, ruling or finding that would materially and adversely affect the validity or enforceability of this Agreement, or would materially and adversely affect the performance by the Party of its obligations hereunder.

Article IX

Obligations of the Parties

9.1           Covenants of Manager.  (a)  Manager shall perform, or cause its consultants or subcontractors to perform, the Services at all times:

(i)            in full conformity with this Agreement, the applicable approved Program and Budget and such other written directives and guidelines as may be furnished to Manager by Company from time to time;

(ii)           in a good and workmanlike manner, in good faith, and observing prudent industry practices;

(iii)          in material compliance with all applicable Laws; and

(iv)          with the degree of care and skill ordinarily exercised by members of the international mining profession prevailing in the open pit mine operation industry as of the date such Services are provided, for managing projects of the size and complexity of the Project including without limitation production of multiple products, the national, regional and local political issues, the limited education and experience of the workforce, the relationships between the workforce and the communities, the cultural history and developments in the part of Bolivia in which the Project is located and the absence of effective civil authority.

(b)           Manager shall not, without the prior approval of Company or unless permitted under the authorities set forth in Schedule B, do or permit to occur or to continue any of the following:

(i)            create, incur, or assume any security interest or encumbrance upon the Project, Company or its properties other than Permitted Liens;

(ii)           cause Company to assume any debt or extend any credit, other than prepayments for operating supplies, not included in the applicable Program and Budget and exceeding US$1,000,000 in amount;

(iii)          enter into any Materials Contract or material amendment or modification thereof;

(iv)          enter into a binding commitment to sell, transfer, finance, pledge, or hypothecate any property or beneficial interest of Company, other than in the ordinary course or pursuant to the applicable Program and Budget;

(v)           act on behalf of, or hold itself out as having the authority to act on behalf of, Company in any manner beyond the scope of the terms of this Agreement;

(vi)          take any action (or inaction) that pursuant to the provisions of this Agreement requires the prior approval or consent of Company;

(vii)         engage in any other Significant Operational Matters, except for as provided in Schedule B hereto; and

(viii)        terminate or materially alter the terms of employment of the VPGM.

(c)           Manager shall take all appropriate measures in order that all records and accounts pertaining to Services performed by Manager under this Agreement are maintained for such periods of time as may be required in order to comply with applicable Law.

9.2           Covenants of Company and AMM.  (a)  Company shall maintain the powers of attorney as specified in Section 2.6 hereof.

(b)           Company shall, upon reasonable request, promptly provide to any third party any necessary evidence of Manager’s authority to act pursuant to this Agreement or any power of attorney granted pursuant to this Section 9.2.

(c)           Company and AMM shall make prompt payment of all undisputed amounts in accordance with the terms of this Agreement.

Article X

Senior Management and Personnel

10.1         Senior Management.  (a)  Manager shall appoint, subject to the consideration and approval of Company, Mr. Michael John Bunch for the position of Vice President and General Manager (the “VPGM”) of the Project.  Manager shall appoint appropriately qualified and experienced personnel of Manager to be seconded to Company to act as senior management for Company (collectively, “Senior Management”).  The positions of Senior Management include the VPGM, Assistant General Manager, the Operations Manager, the General Services Manager, Company Controller and the Vice President, Corporate.  The negotiation of related salary and benefits for the VPGM and Senior Management shall be the responsibility of Manager in consultation with Company.  Company and Manager agree that the persons identified on Schedule H hereto shall hold the positions of VPGM and Senior Management on the Closing Date.

(b)           Company shall be responsible for and indemnify Manager and hold it harmless from all penalties or interest for failure to properly calculate and pay any withholding, payroll, unemployment, and any and all other Bolivian taxes and social security contributions required under Bolivian law to be paid by employers relating to the employment of all employees including the VPGM and Senior Management.  Company shall maintain all necessary records with respect to payment of such taxes and contributions.

(c)                                  Manager shall cause VPGM and Senior Management to devote substantially all of their time to performing for Company the Services in accordance with the terms and conditions of this Agreement.

10.2                           Personnel.  (a)  Other than the VPGM and Senior Management, Manager shall provide and make available as necessary all other professional, supervisory, managerial, administrative, and other personnel as are necessary to perform the Services, which personnel will be employed by Manager or its Affiliates, at its cost and under its sole responsibility for all purposes.  Such personnel shall devote such time as is necessary to enable them to competently and professionally perform such obligations, as required hereunder.

(b)                                 From time to time Manager shall provide Company with such information as is reasonably requested by Company relating to Manager’s:  (i) guidelines for hiring of personnel who may be engaged in the performance of Services hereunder and (ii) employment policies and standards.

(c)                                  Except as set forth in Section 10.1 and subject to applicable Laws, the working hours and all other matters relating to the employment of individuals acting for Manager or its Affiliates hereunder in the performance of the Services shall be determined solely by Manager or its respective Affiliates.

Article XI

Indemnification and Limitation of Liability

11.1                           Indemnification.  (a)  Company shall indemnify and hold harmless Manager, VPGM, Senior Management and Manager’s officers, directors, and employees (each, a “Manager Indemnified Party”) absent gross negligence, willful misconduct or bad faith, from and against any and all claims, liabilities, damages, losses, costs, and expenses (including, but not limited to, amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and reasonable attorneys’ fees for defending against any claim or alleged claim, except for and excluding any liabilities for taxes and social security contributions of any Manager Indemnified Party), which are incurred by such Manager Indemnified Party and arise out of or in connection with the business of Company or the performance by such Manager Indemnified Party of its responsibilities hereunder.

(b)                                 Manager shall indemnify and hold harmless Company, and its officers, directors, “síndicos”, employees and Affiliates (each, a “Company Indemnified Party”, together with Manager Indemnified Parties, an “Indemnified Party”) from and against any and all claims, liabilities, damages, losses, costs, and expenses (including, but not limited to, amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and reasonable attorneys’ fees for defending against any claim or alleged claim but excluding any liabilities for taxes and social contributions of any Manager Indemnified Party), which are incurred by such Company Indemnified Party as described below.

(i)                                     Manager shall not be liable for any loss, damage, liability, injury, claim or expense attributable to the provision of the Services, whether claimed to result from breach of contract, warranty, tort, negligence, strict liability, delay, error or omission, indemnity or otherwise, except that Manager shall be liable for losses that arise or is alleged to have arisen from its, Senior Management’s or its employees’ gross negligence, willful misconduct or bad faith in the performance of its obligations or obligations of Senior Management or Manager’s employees under this Agreement.

(ii)                                  In no event shall the total and cumulative aggregate liability of Manager, whether in contract, warranty, tort, negligence, strict liability, delay, error or omission, indemnity or otherwise for the performance or breach of this Agreement exceed the greater of (A) US$ 1.5 million or (B) an amount equal to the aggregate amount of Fees actually paid to Manager hereunder at such time.

11.2                           Claims of Indemnification.  An Indemnified Party shall not be entitled to indemnification hereunder to the extent such claim arises from such Indemnified Party’s gross negligence, willful misconduct or bad faith.  The termination of any proceeding by settlement, judgment, order, or upon a plea of nolo contendre or its equivalent shall not, of itself, create a presumption that an Indemnified Party was grossly negligent or engaged in willful misconduct or bad faith.  Any person or entity entitled to indemnification from the Indemnifying Party hereunder shall obtain the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld) prior to entering into any agreement or settlement that would result in an obligation of the Indemnifying Party to indemnify such person or entity.

(a)                                  Expenses incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder may be advanced by the Indemnifying Party prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amount to the extent that it shall be determined ultimately that such Indemnified Party is not entitled to be indemnified hereunder.  The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract or as a matter of law or equity and shall be extended to such Indemnified Party’s successors, assigns, and legal representatives.

(b)                                 Promptly after receipt by an Indemnified Party of notice of the commencement of any action or proceeding or threatened action or proceeding in connection with any claim, such Indemnified Party shall give written notice thereof to the Indemnifying Party; provided that the failure of an Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Section 11.1, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.

(c)                                  In case any action or proceeding is commenced against any Indemnified Party which may be subject to indemnification pursuant to this Section 11.2, the Indemnifying Party shall have the right to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party.  After notice from the Indemnifying Party to such Indemnified Party of the Indemnifying Party’s election to assume the defense thereof, the Indemnifying Party will be liable for the expenses subsequently incurred by such Indemnified Party in connection with the defense thereof.  The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term the giving to such Indemnified Party a release from all liability in respect of such claim.

(d)                                 If it is determined pursuant to subsequent judicial appeal that an Indemnified Party was not entitled to claim indemnification under this Article XI, the Indemnified Party shall reimburse the Indemnifying Party promptly upon demand therefor for all expenses incurred or payment made by such Indemnifying Party in connection with such claim.

11.3                           No Liability for Contractors’ Work.  (a)  Company and Sumitomo acknowledge that a significant portion of the Services will be carried out by Project Contractors under the Project Contracts.

(b)                                 Manager shall use commercially reasonable efforts to monitor each Project Contractor’s compliance with such Project Contractor’s Project Contract; provided, however, that Manager shall not be liable for any damages arising under any Project Contract, whether such liability is based, or asserted to be based, on any breach of any obligations to, of or by any Project Contractor under any Project Contract, or whether such liability is based, or asserted to be based, upon any negligent act or omission of any Project Contractor, its personnel, agents, appointed representatives or Subcontractors or whether such liability is based, or asserted to be based, on any other legal ground.

11.4                           Limitation of Liability.  An Indemnifying Party shall not be liable for any incidental, consequential, special, indirect or punitive damages, including but not limited to, loss of profit, loss of use, loss of opportunity, loss of production or products, regardless of the theory upon which the liability is premised.

Article XII

Insurance

12.1                           Required Coverage.  During the term of this Agreement, Company shall maintain insurance coverage with insurers of good repute selected by it against such risks, with such coverage (including deductibles and exclusions) and in such form and amounts as are customary and reasonable for mines and mining facilities of similar type, location and scale.  All policies shall be written with financially sound and reputable insurance companies.  All policies shall contain specific provisions that Company’s policy shall be primary in all instances regardless of like coverage, if any, carried by Manager.

12.2                           Term of Insurance.  All insurance required under this Agreement shall cover occurrences during the performance of Services by Manager pursuant to this Agreement and for a period of at least ten years after the Term of this Agreement.  In the event that any insurance as required herein is available only on a “claims-made” basis, such insurance shall provide for a retroactive date not later than the date of this Agreement and such insurance shall be maintained by Company, with a retroactive date not later than the retroactive date required above, for a minimum of ten years after the Term of this Agreement.

12.3                           Modification of Insurance.  Manager shall have the right, at times deemed appropriate to Manager during the Term of this Agreement, to request that Company modify the insurance minimum limits in order to maintain reasonable coverage amounts, all at Company’s account, provided that this Section 12.3 shall not be construed to require Manager to determine appropriate insurance coverage for Company.

12.4                           Evidence of Insurance.  On the Closing Date and annually thereafter, Company shall provide Manager with two copies of insurance certificates acceptable to Manager evidencing the insurance coverage required to be maintained hereunder.  Such certificates shall (a) name Manager as additional insured; (b) provide that Manager shall receive thirty (30) days prior written notice of nonrenewal, cancellation of, or significant modification to any of the above policies (except that such notice shall be ten (10) days for nonpayment of premiums); and (c) provide a waiver of any rights of subrogation against Manager, its Affiliates and their officers, directors, agents, consultants, subcontractors, and employees.

12.5                           Manager Insurance.  Except as expressly set forth in the Program and Budget, Manager shall maintain insurance coverage with insurers of good repute selected by it against such risks, with such coverage (including deductibles and exclusions) and in such form and amounts as are customary and reasonable for companies in the exploration, development and mine consulting services businesses of similar type and scale.  The premium for all insurance required to be maintained by Manager hereunder shall be at Manager’s own expense.  Manager shall furnish to Company certificates evidencing the aforesaid coverages, which shall include provisions to the effect that Company shall be given at least thirty (30) days’ prior written notice of cancellation of or any reduction in coverage in any of the aforesaid policies.  Company shall be named as an additional insured with respect to Manager’s commercial general liability policies.

Article XIII

Term and Termination

13.1                           Effectiveness.  This Agreement shall be effective as of the Closing Date.

13.2                           Term.  This Agreement shall remain in full force and effect for the life of the Project (“Term”), unless otherwise terminated in accordance with this Article XIII.

13.3                           Initial Period.  Notwithstanding any other provision of this Agreement, the Parties may not terminate this agreement before the expiration of a period of twelve (12) months from the Closing Date (the “Initial Period”).

13.4                           Termination by Company.  After the Initial Period, Company shall be permitted to terminate this Agreement at any time, with or without cause, upon 180 days’ written notice (or such shorter period pursuant to Section 13.6(a)) to Manager delivered after the expiration of the Initial Period and in accordance with Section 14.3 hereof.

13.5                           Termination by Manager.  After the Initial Period, Manager shall be permitted to terminate this Agreement at any time, with or without cause, upon twelve (12) months’ written notice (or such shorter period pursuant to Section 13.6(b)) to Company delivered after the expiration of the Initial Period and in accordance with Section 14.3 hereof.

13.6                           Termination upon Sale Liquidity Event.  (a)  After the Initial Period and at its sole discretion, Company shall be permitted to terminate this Agreement upon three (3) months’ written notice delivered within six (6) months of the occurrence of a Sale Liquidity Event.

(b)                                 After the Initial Period and at its sole discretion, Manager shall be permitted to terminate this Agreement upon three (3) months’ written notice delivered within six (6) months of the occurrence of a Sale Liquidity Event.

(c)                                  Notwithstanding the occurrence of a Sale Liquidity Event described in Section 13.6(b) above, Company shall continue to make payments of the Fee in accordance with this Agreement pending the final termination of this Agreement.

13.7                           Effect of Termination.  (a)  Upon termination of this Agreement, Company shall have the right to employ any other Person to perform the Services by whatever method Company may deem expedient.  Manager shall have no further rights under this Agreement and shall not be entitled to receive any further payments under this Agreement, except for:

(i)                                     the ratable portion of the Fee for the calendar quarter during which this Agreement was terminated for Services rendered by Manager through such termination date; and

(ii)                                  any documented and unpaid Reimbursable Expenses;

(iii)                               in respect of Manager’s employees under the Company’s payroll, any and all applicable accrued social benefits under the laws of Bolivia, which payments shall be made directly to the individual beneficiaries thereof; and

(iv)                              Company shall, subject to the applicable laws and confidentiality obligations, provide any new mine operator with relevant information concerning then existing Manager employees so such mine operator may consider continuing to employ such individuals in mine operations;

provided, however, that if this Agreement is terminated by Company, Company shall pay a US$1,000,000 fee in cash to Manager at termination.  In addition, Company’s and Manager’s obligations under Section 11.1 hereof shall survive termination of this Agreement.

(b)                                 At the request of Company, Manager shall prepare records and documentation for transfer to a new manager.  Manager shall be compensated for such preparation in accordance with Sections 4.2 and 4.3 hereof.

Article XIV

Miscellaneous

14.1                           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

14.2                           Submission to Jurisdiction; Waiver of Jury Trial; Service of Process.

(a)                                  Each Party hereby (i) submits to the exclusive jurisdiction of any New York State or United States federal court located in the Borough of Manhattan, The City of New York, for the purpose of any Legal Proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of any such Legal Proceeding may be heard and determined in such courts, and (iii) irrevocably waives (to the extent permitted by applicable Law) any objection which it now or hereafter may have to the laying of venue of any such Legal Proceeding brought in any of the foregoing courts, and any objection on the ground that any such Legal Proceeding in any such court has been brought in an inconvenient forum.

(b)                                 EACH PARTY HERETO HEREBY AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY LEGAL PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 14.2(B) AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  A COPY OF THIS SECTION 14.2(B) MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND CONSENT TO TRIAL BY COURT.

(c)                                  Each of Company and Manager, by the execution and delivery of this Agreement, designates and appoints CT Corporation System for a period of no less than seven (7) years as the authorized agent of each such Person upon whom process may be served in any Legal Proceeding against such Person instituted by any other such Person and based upon or arising out of this Agreement, in any New York State or United States federal court located in the Borough of Manhattan, in The City of New York.  Such designations and appointments shall be irrevocable, unless and until a successor authorized agent in the County and State of New York reasonably acceptable to Manager in connection with any successor appointed by Company, and to Company in connection with any successor appointed by Manager, shall have been appointed, such successor shall have accepted such appointment, and written notice thereof shall have been given to all Parties. Company and Manager further agree that service of process upon its authorized agent or successor shall be deemed in every respect personal service of process upon such Person in any action, suit or proceeding.  Upon the execution and delivery of this Agreement, Company and Manager have furnished to all Parties evidence of its appointment of CT Corporation System as such agent and evidence of full payment to CT Corporation System for its charges in respect thereof.

14.3                           Notices.  Unless otherwise provided herein, all notices, requests, consents or other communications which either Party may desire or be required to give hereunder shall be in writing in the English language and shall be delivered by hand or overnight courier service, mailed by registered or certified mail, or sent by facsimile transmission, as follows:

To Company	Minera San Cristóbal, S.A.
and AMM:	Calle 15, Calacoto
Torre Ketal, Piso 5
La Paz, 15
Bolivia
Attention: President
Tel: +591-2-243-3800
Fax: +591-2-243-3737
Email: [TBD]

With a copy to:	Sumitomo Corporation
8 11, Harumi, 1 chome,
Chuo ku, Tokyo, 104 8610 Japan
Attention: General Manager of the San Cristóbal Project Department
Fax: +81 3 5166 6423
Email: haruo.matsuzaki@sumitomocorp.co.jp

To Manager:	Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado 80203
U.S.A.
Attention: Senior Vice President
Tel: (303) 839-5060
Fax: (303) 839-5907
Email: terry.owen@apexsilver.com

Any notice given as provided in this Agreement shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex with evidence of proper transmission to and of receipt by the addressee.

Notwithstanding anything to the contrary, delivery of notice by electronic transmission via email with a notation in the subject line “MSC Management Services Agreement — Formal Notice” shall be effective, provided that such notice be followed by facsimile transmission within three (3) Business Days after the delivery of such electronic notice.

14.4                           Assignment.  This Agreement may not be assigned by any Party hereto without the other Parties’ prior written consent.

14.5                           Further Assurances.  Each Party, upon the request of the other, agrees to perform such further acts and execute and deliver such further documents as may be reasonably necessary to carry out the terms and intent of this Agreement.

14.6                           Entire Agreement; Severability.  This Agreement constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof and supercedes in its entirety any prior agreements between the Parties with respect to the subject matter hereof whether written or oral including, but not limited to, the Management and Services Agreement between Manager and Company, dated September 25, 2006.  No waiver or amendment or modification of the terms hereof shall be valid unless signed in writing by the Parties hereto and only to the extent therein set forth.  If any term or provision of this Agreement or any portion of a term or provision hereof or the application thereof to any Person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision or portion thereof to Persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement and each portion thereof shall be valid and enforced to the fullest extent permitted by law.

14.7                           No Waiver.  The failure of either Party to enforce at any time or for any period of time any other provision of this Agreement shall not be construed as their waiver of such provision or the right of a Party to subsequently enforce each and every provision.

14.8                           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective legal successors and permitted assigns.

14.9                           Headings and Titles.  Titles and headings appearing at the beginning of any subdivision are for convenience only and for not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement.

14.10                     No Partnership.  Nothing contained herein shall create, or shall be construed as creating, a partnership or joint venture of any kind or as imposing upon any Party any partnership duty, obligation, or liability to any other Party.  Each Party shall be an independent contractor hereunder and neither shall be the agent of any other Party.

14.11                     Amendment; Counterparts.  This Agreement may be amended only in writing signed by all of the Parties.  This Agreement may not be executed separate counterparts.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first written above.

MINERA SAN CRISTÓBAL, S.A.

By:	/s/ Jeffrey G. Clevenger
	Name:	Jeffrey G. Clevenger
	Title:	President

APEX METALS MARKETING GMBH

By:	/s/ Gerald J. Malys
	Name:	Gerald J. Malys
	Title:	Vice President

APEX SILVER MINES CORPORATION

By:	/s/ Jeffrey G. Clevenger
	Name:	Jeffrey G. Clevenger
	Title:	President and Chief Executive Officer